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Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CINERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	31-1385023
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

139 East Fourth Street
Cincinnati, Ohio 45202
(513) 421-9500
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)

CINERGY CORP. NON-UNION EMPLOYEES' 401(K) PLAN
(Full Title of the Plan)

Bradley C. Arnett, Esq.
Senior Counsel
Cinergy Corp.
139 East Fourth Street
Cincinnati, Ohio 45202
(513) 421-9500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Common Stock, Par Value $0.01 Per Share	3,210,176	$30.24	$97,075,722	$24,269

(1)
There are also being registered hereunder an equal number of Purchase Rights, which are currently attached to and transferable only with the shares of Common Stock registered hereunder.

(2)
In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of shares of Common Stock that may be offered or sold as a result of any adjustments from stock splits, stock dividends or similar events and pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices for a share of Common Stock reported on the New York Stock Exchange on November 2, 2001.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The following documents are incorporated herein by reference as of their respective dates of filing:

      (a) The Annual Report of Cinergy Corp. (the "Company") on Form 10-K for the fiscal year ended December 31, 2000, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act");

      (b) The Annual Report of Cinergy Corp. Non-Union Employees' 401(k) Plan (the "Plan") on Form 11-K for the year ended December 31, 2000, filed pursuant to Section15(d) of the Exchange Act;

      (c) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2001, as amended, and March 31, 2001, each filed pursuant to Section 13(a) of the Exchange Act;

      (d) The description of the Company's Purchase Rights contained in the Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Age, including any amendment or report filed for the purpose of updating such description; and

      (e) The description of the Company's shares of Common Stock contained in the Registration Statement filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

    All documents subsequently filed by the Company and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

    Not applicable.

Item 5. Interests of Named Experts and Counsel.

    Not applicable.

Item 6. Indemnification of Directors and Officers.

    As a Delaware corporation subject to the Delaware General Corporation Law ("DGCL"), the Company is empowered by Section 145 of such law to indemnify officers and directors against certain expenses, liabilities, and payments, as therein provided. Article VI of the Company's By-Laws provides that the Company shall indemnify specified persons, including its officers and directors against liabilities under certain circumstances. Also, Article VI provides that the Company may purchase and maintain insurance on behalf of or for any director, officer, employee, or agent for protection against certain liabilities or claims asserted against such persons. In addition, Article Sixth of the Company's Certificate of Incorporation provides limits to the personal liability of its directors for breach of fiduciary duties to the fullest extent permitted by the DGCL.

    The Company maintains an insurance policy covering its directors and officers against certain civil liabilities, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

    Not applicable.

Item 8. Exhibits.

    See Index to Exhibits following signature pages.

Item 9. Undertakings.

    (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with the Securities Exchange Commission or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby further undertakes that the registrant will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and the registrant will make or has made all changes required by the IRS in order to qualify the Plan.

SIGNATURES

    The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on November 7, 2001.

CINERGY CORP.

By	James E. Rogers*
	Name:	James E. Rogers
	Title:	Chairman of the Board, President and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

James E. Rogers* James E. Rogers	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	November 7, 2001
/s/ R. FOSTER DUNCAN R. Foster Duncan	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 7, 2001
/s/ BERNARD F. ROBERTS Bernard F. Roberts	Vice President and Comptroller (Principal Accounting Officer)	November 7, 2001
James K. Baker* James K. Baker	Director	November 7, 2001
Michael G. Browning* Michael G. Browning	Director	November 7, 2001
Phillip R. Cox* Phillip R. Cox	Director	November 7, 2001
George C. Juilfs* George C. Juilfs	Director	November 7, 2001
Thomas E. Petry* Thomas E. Petry	Director	November 7, 2001
Jackson H. Randolph* Jackson H. Randolph	Director	November 7, 2001

Mary L. Schapiro* Mary L. Schapiro	Director	November 7, 2001
John J. Schiff, Jr.* John J. Schiff, Jr.	Director	November 7, 2001
Philip R. Sharp* Philip R. Sharp	Director	November 7, 2001
Dudley S. Taft* Dudley S. Taft	Director	November 7, 2001

*
The undersigned, by signing his name hereto, does hereby execute this registration statement on behalf of the registrant and the officers and directors of the registrant indicated above by asterisks, pursuant to powers of attorney duly executed by such officers and directors and incorporated by reference as an exhibit to this registration statement.

/s/ R. FOSTER DUNCAN R. Foster Duncan Attorney-In-Fact November 7, 2001

    The Plan.  Pursuant to the Requirements of the Securities Act of 1933, the Cinergy Corp. Non-Union Employees' 401(k) Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on November 7, 2001.

/s/ R. FOSTER DUNCAN R. Foster Duncan Member, Benefits Committee
/s/ PAUL E. KING Paul E. King Member, Benefits Committee
/s/ BERNARD F. ROBERTS Bernard F. Roberts Member, Benefits Committee
/s/ TIMOTHY J. VERHAGEN Timothy J. Verhagen Member, Benefits Committee

INDEX TO EXHIBITS

(4)
INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES:

4.1
Certificate of Incorporation of Cinergy Corp. (filed as Exhibit 3-b to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001 and incorporated herein by reference)

4.2
By-laws of Cinergy Corp. (filed as Exhibit 3-a to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001 and incorporated herein by reference)

4.3
Rights Agreement dated October 16, 2000 between Cinergy Corp. and The Fifth Third Bank, as Rights Agent (filed as Exhibit 1 to the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on October 16, 2000 and incorporated herein by reference)

4.4
Cinergy Corp. Non-Union Employees' 401(k) Plan, as amended (filed as Exhibits 10-t and 10-u to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999)

(5)
OPINION RE LEGALITY:

5.1
Opinion of Thompson Hine LLP

(23)
CONSENTS OF EXPERTS AND COUNSEL:

23.1
Consent of Arthur Andersen LLP

23.2
Consent of Thompson Hine LLP (contained in their opinion filed as Exhibit 5.1)

(24)
POWERS OF ATTORNEY:

24.1
Powers of Attorney granted by each officer and director whose name was signed to this registration statement by power of attorney

24.2
Certified copy of a resolution of the Executive Committee of the Board of Directors of Cinergy Corp.

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
INDEX TO EXHIBITS